UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	C1 FUND INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

228 HAMILTON AVENUE, THIRD FLOOR, PALO ALTO, CA 94301

Telephone Number (including area code):	(650) 374-7800

Name and address of agent for service of process:	DAVID HYTHA, CHIEF FINANCIAL OFFICER

228 HAMILTON AVENUE, THIRD FLOOR, PALO ALTO, CA 94301

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒   NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Virginia Beach and state of Virginia on the 8th day of November, 2024.

C1 FUND INC.
Attest:	/s/ Najamul Kidwai	By:	/s/ David Hytha
	Name: Najamul Kidwai Title: President and Chief Executive Officer	Name: David Hytha Title: Secretary, Treasurer and Chief Financial Officer

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